FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

For good and valuable consideration, Southern Products Inc., a Nevada corporation, ("Maker"-), and Cane Clark LLP, a Nevada limited liability partnership ("Holder") hereby amend the Promissory Note and Security Agreement dated June 29,2012, and previously issued by Maker to Holder, (the "Note"') as set forth herein.

Paragraph 3 of the Note is amended to read as follows:

"3. Conversion. Holder shall have the right at any time to convert all or any part of the outstanding and unpaid indebtedness under this Note into folly paid and non- assessable shares of common stock of the Maker, at a conversion price of $0.10 per share (the "Conversion Price"). The number of shares of common stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price. The term "Conversion Amount" means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder's option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the date of the conversion."

All other original terms of the Note not specifically modified herein shall remain in effect.

IN WITNESS WHEREOF, this First Amendment to Convertible Promissory Note has been executed effective November 30, 2012.

“Maker”: SOUTHERN PRODUCTS

By: /s/ Edward Meadows
Title: President and CEO

“Holder”: CANE CLARK LLP

By: /s/ Kyleen Cane
Title: Partner

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